Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2010, relating to the consolidated financial statements of LogMeIn, Inc. appearing in the Annual Report on Form 10-K of LogMeIn, Inc. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 12, 2010